Exhibit 4

UNOFFICIAL TRANSLATION

FIRST AMENDMENT TO THE IRREVOCABLE TRUST AGREEMENT No. 463 ENTERED BY AND BETWEEN, BANCO INVEX, S.A. INSTITUCION DE BANCA MÚLTIPLE, INVEX GRUPO FINANCIERO, FIDUCIARIO HEREINAFTER REFERRED TO AS THE “TRUSTEE”, REPRESENTED BY MR. LUIS ENRIQUE ESTRADA RIVERO and ALFONSO HENKEL HERNANDEZ, AND THE PERSONS WHOSE NAMES APPEAR AT THE END OF THE PRESENT AGREEMENT, IN EXERCISE OF THEIR OWN RIGHTS, AND AS FOUNDERS AND BENEFICIARIES OF THE TRUST, HEREINAFTER REFERRED TO AS THE “FOUNDERS-BENEFICIARIES”, IN ACCORDANCE TO THE FOLLOWING BACKGROUND, REPRESENTATIONS AND CLAUSES.

BACKGROUND

FIRST.- As of May 6, 1998, Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero, Direccion Fiduciaria and the Founders-Beneficieries executed a Irrevocable Trust Agreement, registered under number 294876 (hereinafter referred to as the “Original Trust”), by which the Founders-Beneficiaries affected a number of Series “O”, Series “P” and Series “Q” ordinary, nominative, fully paid, without par value, shares of stock of Valores Industriales, S.A., a corporation now named Fomento Economico Mexicano, S.A. de C.V. (“FEMSA”), with the purpose of making the corresponding share exchange, and to protect the corporate and economic rights of such shares. Attached hereto as Exhibit 1 is a copy of the Original Trust.

SECOND.- That in fulfillment of the main purpose of the Original Trust, the totality of its initial net worth, that was formed by Series “O”, Series “P” and Series “Q” shares, were converted into Series “B” and Series “D” shares, incorporated into “B” Units and “BD” Units, and that currently the net worth of the trust is formed by Series “B” shares, incorporated into “B” Units, issued by Fomento Económico Mexicano, S.A. de C.V. (formerly named Valores Industriales, S.A.).

THIRD.- As of the date of this Agreement, Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero, Dirección Fiduciaria, as Substituted Trustee, the Founders-Beneficieries and Banco Invex, S.A. Institución de Banca Múltiple, Inves Grupo Financiero, Fiduciario as Substitute Trustee, entered into a Substitution of Trustee Agreement with respect to the Original Trust. Attached hereto as Exhibit 2 is a copy of the Substitution of Trustee Agreement.

DECLARATIONS

I	The Founders-Beneficiaries hereby state the following:

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1.

That they are trust beneficiaries with respect to a portion of Series “B”, ordinary, nominative, fully paid, without par value shares, incorporated into “B” Units that represent capital stock of Fomento Económico Mexicano, S.A. de C.V. and that such portions correspond to each one of them, the amount and proportion of shares is individually specified on Exhibit 3 hereof.

2.	That they acknowledge their legal capacity and domiciles, which were evidenced in the Original Trust.

3.

That is their desire to execute this agreement, in order to amend the Original Trust, with the purpose to delete those objectives that have been fulfilled, referred to in the Second Background section, and to incorporate new objectives, as well as to update and amend other terms that are included in the Original Trust, according to the term set forth in this agreement.

II.         The Trustee, through its representatives, under protest, hereby states the following:

1.

That Trustee is a Institución de Banca Múltiple duly incorporated and organized under the laws of the United Mexican States, as evidenced by public deed No. 157,931 dated as of February 23rd, 1994, granted before José Antonio Manzanero Escutia, Notary Public No. 138 in Mexico City, duly registered in Mexico City’s Commercial and Property Public Registry on May 18th, 1994 under folio 187201.

2.

Its representatives are duly authorized to enter and execute this agreement, as evidenced by the powers of attorney that were granted by public deed No. 171,163 dated as of August 16th, 1996 granted before Jose Antonio Manzanero Escutia, Notary Public No. 138 in Mexico City, which first testimony was duly registered in Mexico City’s Commercial and Property Public Registry under folio 187,201 as of August 26th, 1996, such powers as of to date have not been revoked nor limited in any way.

3.	That agrees to enter into this Agreement as Trustee.

NOW THEREFORE, according to the preceding background and declarations, the parties grant the following:

ARTICLES

FIRST. - AMENDMENT TO THE ARTICLES OF THE ORIGINAL TRUST

The Founders-Beneficiaries and the Trustee agree to amend articles of the Original Trust on its entirety, in order to be read as follows:

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FIRST: CONSTITUTION. The Founders-Beneficiaries for the purposes which will be determined hereinafter, hereby constitute an Irrevocable Trust, through the transfer to Trustee, of the stock issued by FEMSA identified on Exhibit 3 hereof, which integrates the current net worth of the Trust, which may be increased with other goods or rights, according to the terms set forth herein.

The Founders-Beneficiaries have transferred ownership and possession of shares issued by FEMSA to the Trustee, with everything that corresponds to them by fact and law, including property and corporate rights, in the terms agreed upon the present trust.

SECOND: TRUST ASSETS. The net worth of this trust shall be integrated by the following assets and rights:

a)

With the shares issued by FEMSA described and identified on Exhibit 3 hereof, with all its property and corporate rights. Hereinafter and for purposes of this agreement, the shares issued by FEMSA described on Exhibit 3, as well as any other shares issued by FEMSA that may be part of this trust’s net worth shall be referred to as the Trusted Shares.

b)

With the shares that FEMSA may issue in exchange for the Trusted Shares, as well as those shares issued by FEMSA free of charge for any operation or that are issued in right of first refusal for capital stock increase and that correspond to said Trusted Shares, in any event, with all property and corporate rights.

c)	With Series “B” shares or FEMSA “UB” Units, issued by FEMSA that may be contributed by the Founders-Beneficiaries.

d)

With Series “B” shares or FEMSA “UB” Units, issued by FEMSA that may be formed by part of the trusted net worth by the incorporation of of other founder-beneficiaries, in accordance with article eight hereof.

e)	With the cash resources contributed by the Founders-Beneficiaries during the force and effect of this trust.

f)

With Series “B” shares, issued by FEMSA that the Trustee acquires with cash resources contributed by the Founders-Beneficiaries or with the net worth of this Trust, following the instructions of each Founder-Beneficiary.

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g)

With the profits, capital gains and in general any other capital benefit of this Trust resulting from the assets and rights that form the net worth and including the alienation of such assets and rights.

THIRD: APPONTMENT OF TRUSTEE INSTITUTION. The Founders-Beneficiaries of the Trust appoint as Trustee, Banco Invex, S.A. Institución de Banca Múltiple, Invex Grupo Financiero, Fiduciario, to lead the fulfillment of the present trust’s purposes, who accepts the charge conferred and declares its accurate and loyal performance, receiving to his complete satisfaction, the Trusted Shares described and identified on Exhibit 3 hereof, that constitute the current net worth of this Trust and consequently trustee entitlement of such shares, obligating to give necessary notices to make the corresponding annotations in the shareholder’s records that for such effects are kept by the issuing corporation.

FOURTH: PURPOSE. The purposes of this Trust are the following:

a)

That the Trustee receives and holds for its management, trustee ownership of the Trusted Shares that currently constitute the Trust’s net worth, in the proportion that corresponds to each of the Founders-Beneficiaries and that is specified in Exhibit 3 hereof;

b)

That the Trustee, following detailed instructions from each Founder-Beneficiary, with the amounts of money that would have been contributed to the net worth of the Trust, acquires shares issued by FEMSA, integrated in “B” Units, and individually allocated to such Founder-Beneficiary or Founders-Beneficiaries to whom it may correspond the cash resources by which would have acquired the shares issued by FEMSA.

c)	That at any of the Founders-Beneficiaries’ request, the Trustee delivers the cash resources, in whole or in part, that such Founder-Beneficiary maintains in the net worth of the Trust.

d)

That the Trustee, directly or by appointed representatives, following at all times detailed instructions by the Technical Committee, in terms of article seven hereof, exercises the corporate rights of Trusted Shares, including but not limited, the following: carry out exchange of shares; exercise the representation right over the Trusted Shares in the shareholders meetings held by FEMSA, as well as the right to vote according to the directions instructed by the Technical Committee or its president, according to article seven, section b) and in general exercise its other corporate rights. In lack of the corresponding instructions, the Trustee shall abstain and shall not be obliged, directly or by the respective appointed representatives, to vote the Trusted Shares in any sense, from which it will not derive any liability to its position.

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e)

That the Trustee, by detailed instructions of each Founder-Beneficiary, exercises property rights inherent to the Trusted Shares, such as subscription and payment of shares, due to capital stock increases ordered by FEMSA, by previous timely provision of funds from each of the Founders-Beneficiaries, receives reimbursements for decrease in capital stock of such issuing corporation, dividends and in general, exercise all property rights corresponding to the Trusted Shares.

f)	That the Trustee oversees the fulfillment of the procedure for exercising the rights set forth in articles five and six of the present agreement.

g)

That the Trustee makes available for Founders-Beneficiaries, in each of their corresponding proportions, the reimbursements of capital or dividend payments, in cash or in kind different from the shares that constitute the trust’s net worth performed by FEMSA, as well as in the corresponding consideration for assignment of rights of Founders-Beneficiaries or for Trusted Shares transfers according to this agreement.

h)

That the Trustee invests the cash resources delivered by the Founders-Beneficiaries and manages and invests on debt instruments, secured or guaranteed by the Federal Government and/or the Federal Government from the United States of America or on securities, on maturity or by borrowing, or investment companies, as well as debt instruments quoted on Bolsa Mexicana de Valores, S.A. de C.V., in accordance with the detailed instructions received by the Technical Committee. The aforementioned, provided that the Trustee shall not be liable for the reduction suffered by the securities in relation with its purchase price or by the fluctuations on the market. In the event that the Trustee does not receive any instruction by the Technical Committee, will invest the resources on debt instruments, secured or guaranteed by the Federal Government to terms no longer that 28 days.

i)

That the Trustee maintains the management of the securities described on section h) aforementioned, being in charge to make the collections of their yields, that shall be reinvested according to the detailed instructions that for such purpose instructs in writing the Technical Committee.

j)

That the Trustee, previous written instructions directed by the Technical Committee, delivers with charge to the net worth of the Trust and once the needed securities are paid, the amounts of money in favor of the Founders-Beneficiaries according to their corresponding proportion, as they have contributed such securities and in accordance with the instructions directed by the Technical Committee, through payment on the check accounts previously opened for that purpose.

k)	That at the termination of this Trust, the Trustee reverts to Founders-Beneficiaries, or their assignees or successors, the Trusted Shares and the

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assets and rights that constitute the trusted net worth that corresponds to each one of them.

l)

That in general, the Trustee carries out all legal acts which may be necessary or convenient for the fulfillment of the Trust’s purposes, according to the instructions given by the Technical Committee.

FIFTH: ASSIGNMENT OF RIGHTS AND SHARE TRANSFER BY THE FOUNDERS OF THE TRUST. The Founders-Beneficiaries assignment of rights and transfer of Trusted Shares and/or the rights pertaining to this agreement shall be subject to the following rules:

1.

The Founders-Beneficiaries may, at any time, assign rights (with or without consideration), or instruct the Trustee to alienate or in any way transfer their corresponding Trusted Shares of this Trust, under the following circumstances:

a.

Regarding a Founder-Beneficiary who is a person, if the assignees were: (i) spouse; (ii) persons who have blood relation up to fourth degree with the assignor; or (iii) a legal entity or a trustee from a different trust, whose shares or beneficiary rights and decision control of the company or of the trust, are owned in 100% and corresponding to the Assignor Trustee, their spouse or to the persons who are related to the assignor in the relationship stated herein. Shall be considered an assignment permitted by this section, the acquisitions performed by the persons referred herein by inheritance or testamentary gift, who at the moment that said rights are warded shall inform it to the Trustee, in order to proceed with the corresponding records.

b.

Regarding Founder-Beneficiaries or legal entities or trustees from a different trusts, if the assignees or acquirers, according to the corresponding records are: (i) their current shareholders or beneficiaries, their spouses or the persons who have blood relation up to the fourth degree with such shareholders or beneficiaries; (ii) another artificial person or trust, whose shares and beneficiary rights and decision controls, are directly or indirectly owned of the 100% and that would correspond to the persons mentioned in the abovementioned sub-section (i).

2.

The Founders-Beneficiaries that are legal entities or trustees from different trusts (“M Fiduciaries”) shall be obliged, that if their shareholders or beneficiaries (the Owners) desire to transfer their shares or beneficiary rights that correspond to them in M Trustees’ capital stock or net worth, to transfer in favor of the such Owner’s spouses or the persons with whom they have blood relation up to the fourth degree.

On the contrary, previous to the referred transfer by the Owners, M Fiduciaries are obliged to assign the Founders-Beneficaries’ rights of this Trust or instruct

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the Trustee for the transfer of the Trusted Shares in terms of the aforementioned section b) number 1.

If the transfer of the Trusted Shares is not performed in such terms, they shall then be offered in the terms set forth on article six hereof, with the exception that if not any Founder-Beneficiary or third party appointed by the Technical Committee desires to acquire the Trusted Shares or rights offered, the Owners may transfer to anyone the shares or beneficiary rights, representing M Trustee’s capital stock or net worth. At the completion of the transfer, the Trusted Shares corresponding to such M Trustees will cease to be part of this Trust.

3.	In all the foreseen events in this article, assignors or transferors and assignees or acquirers are obliged to notify immediately and in writing the Trustee of such assignment or alienation.

The Founders-Beneficiaries agree to provide the Trustee and the Technical Committee with the required and necessary documentation that may be required and necessary to verify the appropriate fulfillment of the provisions set forth herein.

4.

If the assignee or assignees or acquirers of the corresponding rights or Trusted Shares did not participate in the incorporation of this Trust, they shall assume all rights and obligations that correspond to this Trust’s assignor and transferor, by virtue of this agreement, by means of executing an agreement in terms set forth on Exhibit 4 hereof, and shall acquire the character of Founders-Beneficiaries with such execution and shall have the right to the corresponding votes in the Technical Committee, according to article seven.

5.

If the assignees or acquirers have the character of Founders of the Trust, their participation in this trust shall be increased and shall individually maintain such character, in the terms set forth in this trust, and consequently have, in the Technical Committee to which they belong, the right to the corresponding votes, according to article seven.

SIXTH: RIGHT OF FIRST REFUSAL. With the exception of the terms described in the preceding article five, the Founders-Beneficiaries hereby grant each other right of first refusal to acquire the Trusted Shares or Founder-Beneficiary rights that correspond to this Trust or that they would desire to, wholly or partially, transfer.

The exercise of this right shall be subject to the following rules:

1)

The Founder-Beneficiary that desires to assign, wholly or partially, its rights, or to transfer the Trusted Shares (“Assignor Beneficiary”) shall notify in writing to the Trustee its purpose in a feasible manner.

2)	On the other hand, any third party (different from the persons set forth in article fifth section 1 a) above) that acquires rights over Trusted Shares,

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as heir or beneficiary of any of the Founders-Beneficiaries, at the time of the award of such rights shall inform the Trustee within the following fifteen business days after the heir or beneficiary have knowledge of such award, in order to call the Technical Meeting for it to decide if it admits the heir or beneficiary as new Founder-Beneficiary. In the event that such heir or beneficiary does not provide the notice on time or providing it, were not admitted as new Founder-Beneficiary, the Technical Committee shall instruct Trustee to offer to the other Founders-Beneficiaries, the Trusted Shares, in order to exercise their right of first refusal specified in this article, according to the following procedure, provided that, Trustee shall not acknowledge as Founder-Beneficiary any heir or beneficiary (an the Trusted Shares subject of the inheritance or testamentary gift shall not be considered for purposes of the meeting of the Technical Committee), without the prior approval of the Technical Committee, unless from the persons specified on article fifth section 1 a) above.

3)

Once the notice, referred to in subsection 1 of this article, is received, or should the Technical Committee not admit as new Founder Beneficiary the heir or beneficiary referred to in subsection 2 of this article, Trustee, during the following 3 business days, shall give notice to the other Founders-Beneficiaries, in the domiciles appointed by them to the Trustee, stating also the percentage that the offered Trusted Shares represent in this Trust, in order that the people who desire, make effective their right to acquire the corresponding Trusted Shares, through the Stock Exchange, or if agreed between the parties, through a private agreement, in a term that shall not exceed 30 (thirty) business days, from the conclusion of the term of 3 (three) days previously mentioned.

4)

The price for the assignment of the Founder-Beneficiary rights or transfer of the Trusted Shares, shall be the one fixed by the Assignor Beneficiary or in the absence of such, as well is in the event that he Assignor were a heir or beneficiary, the price for the assignment or transfer shall be the one resulting the highest of the following, considering the Stock Exchange values of the shares issued by FEMSA, of the same series and class than the ones affected to this trust:

a)

The value that results from the quoted price weighed average in Stock Exchange of such shares, registered during the 10 (days) business days that are included between the 18th through 27th business day of the term for the exercise of the right of first refusal to acquire, mentioned in the previous paragraph; or

b)

The quoted price weighed average in Stock Exchange of the referred shares issued by FEMSA that is registered in the last business day to maturity of the term to exercise the right of first refusal to acquire.

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5)

The Founders-Beneficiaries that desire to make effective their right in terms and conditions of this Article shall notify in writing to the Trustee during the term mentioned in subsection 3 above, clearly indicating if they desire to acquire in whole or in part the Trusted Shares or rights offered, delivering to the Trustee, on the day following the conclusion of the term, the price in cash that results in accordance with in the preceding subparagraph and authorize it for the refund of the Trusted Shares subject to this assignment to the net worth of this trust, with all its corporate and property rights. Once performed the respective sale or assignment, the Trustee shall make available to the Assignor Beneficiary, heir or beneficiary, the proceeds of the same, with the corresponding tax deductions if applicable.

6)

In the event that several Founders-Beneficiaries exercise their right of first refusal, these shall acquire the Trusted Shares or the Assignor Beneficiary rights, in proportion to the rights that at the time of the assignment represent upon the remaining acquirers.

7)

In the event that, concluded the term aforementioned in paragraph 3), the Founders-Beneficiaries do not exercise their right of first refusal to acquire the Trusted Shares, or the rights that the Assignor Beneficiary, heir ir beneficiary may wish to assign or transfer; or if the acquisition does not take place for any reason; or if there is a remnant of Trusted Shares or rights offered, without been acquired, the following shall proceed:

a)

The Technical Committee, with the vote in favor of the members that represent at least 75% of the Trusted Shares and that includes at least the Trusted Shares of three members of the Technical Committee, (without including the Trusted Shares that correspond to the rights that wish to be transmitted) may, in a term of 60 (sixty) calendar days, from the expiration of said term in paragraph 3) above, appoint a third party buyer for such rights or Trusted Shares, so that in such term acquires such rights or Trusted Shares, in the same terms and conditions offered to the Founders-Beneficiaries. Said buyer, shall assume the rights and obligations that correspond in this Trust to the Assignor Beneficiary, by the simultaneous subscription of an agreement in the terms and conditions of Exhibit 4 hereof.

b)

In the event that the Technical Committee does not propose a buyer in said term, or the proposed buyer does not acquire the Trusted Shares or rights of the Assignor Beneficiary in the term established to that purpose, the Assignor Beneficiary, heir or beneficiary, as the case may be, may instruct to Trustee in order to perform any of the following actions: a) If said term concludes before may 31st, 2008 (i) definitively withdraw its Shares from the Trust or (ii) transfer its corresponding Trusted Shares, to buyer proposes by the same Assignor Beneficiary, or through the Stock Exchange, in a term that should not exceed 120, (one hundred and twenty) calendar days. This transfer or assignment shall be made in cash and at least at the same fixed price for the assignment

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of rights, mentioned in paragraph 4) of this article, being not anymore part of the Trust’s net worth, the Trusted Shares subject to such transfer or b) if said term concludes after May 31st, 2008, transfer its corresponding Trusted Shares, to a buyer proposed by the same Assignor Beneficiary, heir or beneficiary, or through the Stock Exchange, in a term that should not exceed 120, (one hundred and twenty) calendar days. This transfer or assignment shall be made in cash and at least at the same fixed price for the assignment of rights, mentioned in paragraph 4) of this article, being not anymore part of the Trust’s net worth, the Trusted Shares subject to such transfer. In the event of acquired rights from some heir or beneficiary according to paragraph 2) from article sixth, once said process is concluded without anyone acquiring them, the heir or beneficiary shall withdraw the Trusted Shares that correspond to them by this agreement.

c)

If the Trusted Shares, in whole or in part, are not transferred in the term above mentioned, and if the Assignor Beneficiary still desires to make the transaction, the process to exercise the right of first refusal shall be initiated again, in the terms and conditions provided in this Article.

8)

In the event of assignment of rights or transfer of Trusted Shares in favor of a Founder-Beneficiary, in exercise of the right of first refusal established in this Article, should the price be fixed in the terms and conditions of sub-paragraphs a) and b) of this paragraph 4) of this Article and if the Acquirer Beneficiary desires such transaction or assignment, may proceed with the transaction or assignment outside the Stock Exchange, notifying the Trustee in such terms and paying the price that, deducting the corresponding fees and taxes, the transferor receives a net value equal to the value that it would be received if such operation was made through the Stock Exchange, being subject to the procedure in the sub-paragraphs abovementioned. In all other events, to make a transfer or an assignment outside the Stock Exchange, the Assignor Beneficiary and the Acquirer Beneficiary shall previously agree to such procedure.

9)

The Founders-Beneficiaries agree that, if the rights that are to be transferred or the corresponding Trusted Shares represent the majority of the Trusted Shares and none of the Founders-Beneficiaries desire to acquired them, the assignment of such rights or the sell of the Trusted Shares to third parties shall be subject that mutually with the offered Trusted Shares are transferred, on the same terms and conditions, the Trusted Shares of the other Founders-Beneficiaries that desire to acquire them, which they shall notify to the Trustee during the term established for the exercise of the right of first refusal, abovementioned in paragraph 2) of this article.

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10)	Any transfer of rights or alienation of Trusted Shares made in violation of the rules aforementioned shall be null and the Trustee shall no register such transfer of rights or of Trusted Shares.

SEVENTH: TECHNICAL COMMITTEE. For purposes of the good development of this Trust and with the rights and obligations set forth herein, the Founders-Beneficiaries create a Technical Committee (the “Technical Committee”) that shall be subject to the following rules:

a)

Each group pf Founders-Beneficiaries mentioned on Exhibit 5 hereof may appoint one member of the Technical Committee and one or more alternate members, which may not be Founders-Beneficiaries. In accordance with the aforementioned, the Founders-Beneficiaries, here by, appoint the members of the Technical Committee and their alternates mentioned on Exhibit 5 hereof, establishing in such Exhibit, the votes corresponding to each member of the Technical Committee. In the event of changes in the trusted net worth, the Trustee shall issue to the members of the Technical Committee new certificates, indicating the number of Trusted Shares that correspond to each Founder-Beneficiary.

b)

Each new Founder-Beneficiary incorporated to the Trust shall appoint a new member of the Technical Committee and its alternate(s) if the FEMSA shares contributed to the Trust represent at least an amount equal to the lesser amount of Trusted Shares held by a group of Founders-Beneficiaries that appointed a member of the Technical Committee or if such contributed Trusted Shares do not represent at least an amount equal to the lesser amount of Trusted Shares held by a group of Founders-Beneficiaries that has appointed one member of the Technical Committee, the new Founder-Beneficiary shall choose any of the current members of such Technical Committee, as if such Founder-Beneficiary would have appointed such member, adding in this case the Trusted Shares of the new Founder-Beneficiary the other Trusted Shares that represent such member of the Technical Committee.

c)

Each member of the Technical Committee, or its alternate, that attends to the corresponding meeting, shall have the right to one vote for each Trusted Share corresponding to the Founder-Beneficiary or Founders-Beneficiaries that appointed such member. The net worth that any Founder-Beneficiary contributed to this Trust, in cash, shall not grant a right of additional vote in the Technical Committee.

d)

The members position in the Technical Committee shall be honorific, thus, they shall not have compensation of any kind for their performance. The members of the Technical Committee and/or their alternates, may be replaced by the person that on its opportunity appoints in writing the Founder-Beneficiary or Founders-Beneficiaries that appointed such member. In the event of death or absence of any member of the

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Committee, such member shall be replaced by its alternate; in lack of alternates and in lack of a new appointment by the Founders-Beneficiaries, the person that shall replace such member shall be appointed by the Technical Committee.

e)

The Technical Committee shall instruct in writing to the Trustee in order to confer power of attorney in favor of the persons that the Technical Committee appoints, for them to attend to the shareholders’ meetings of FEMSA, representing the Trusted Shares. Furthermore, the Technical Committee shall instruct to the Trustee in order to exercise the vote of the Trusted Shares in such shareholders’ meetings, in the direction that the Technical Committee agrees. In the event that the Technical Committee would have been summoned and would have not instructed to the Trustee with respect to whom should be attending the shareholders’ meetings of FEMSA, or in which direction to vote the Trusted Shares, the responsibility of representation shall fall on the persons appointed by the president of the Technical Committee, voting the Trusted Shares in the direction that said president instructs. In lack of the corresponding instructions, the Trustee shall abstain and shall not be obliged, directly or through the respective representative, to vote the Trusted Shares in any direction, which shall not derive in any liability to his or her position.

f)

The president of the Technical Committee shall be Mr. Eugenio Garza Lagüera and in his absence Mr. Jose Antonio Fernandez Carbajal, and in absence of both, the person appointed between the members of the Technical Committee; shall act as secretary the person appointed by the members of the Technical Committee, which may not be a Founder-Beneficiary.

g)

The Technical Committee shall meet at least twice a year, the first time during the first quarter of the year and the second on the fourth quarter of the same year, with the option to meet during any other time. The meetings shall be held prior notice sent by the president, the secretary or the Trustee at the president’s or secretary’s request or at the request of at least by 3 (three) of its members, with at least 7 (seven) business days prior to the date of the meeting. The notice shall be sent to the members of the Technical Committee, to the domiciles appointed by them. Additionally to any other matter that requires to be discussed in the Technical Committee meeting, in the meetings that are held the first and fourth quarter of each year shall be reviewed the most relevant operation and strategy issues of FEMSA.

h)

The Technical Committee shall be established in the first call, with the attendance of the members, or their respective alternates, of the Technical Committee that represent the majority of the Trusted Shares, and in second call with any number of Trusted Shares that are represented. The Technical Committee’s resolutions shall be valid when they are voted by

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the majority of the Trusted Shares represented by the members attending to such Technical Committee, provided that it will be required the vote in favor from the members of the Technical Committee that represent at least 75% of the Trusted Shares and that include at least the Trusted Shares of three members of the Technical Committee in the following issues that are presented for their consideration: (i) transformation of FEMSA different to the transformation from sociedad anonima de capital variable to sociedad anonima or vice versa; (ii) spin-off of FEMSA or merger of FEMSA with other company; (iii) change in corporate purpose of the company; (iv) change in nationality; (v) dissolution and liquidation of the company; (vi) cancellation of the registration of the shares on the Securities or Special Section of the National Registry of Securities and Intermediaries and on the national or foreign stock exchanges in which they are registered, except in the event of a cancellation of the “D” Shares of FEMSA, as a consequence of its conversion into “L” Shares of FEMSA in accordance with its by-laws; (vii) any operation by which FEMSA looses the control of any of the following subsidiaries: Femsa Cerveza, S.A. de C.V., Coca-Cola Femsa, S.A. de C.V., Femsa Empaques, S.A. de C.V. or Femsa Comercio, S.A. de C.V., or any other company that may have been acquired in accordance with sub-section (viii) hereafter; (viii) the acquisition by any mean, by FEMSA or any of its subsidiaries, of shares of a company, if the price of such shares exceeds 15% of the consolidated assets of FEMSA; and (ix) the distribution to the shareholders of FEMSA of the resources coming from any transaction by which FEMSA losses control of Femsa Cerveza, S.A. de C.V. and/or Coca-Cola Femsa, S.A. de C.V. In any meeting, in the event of a tie, the President shall have casting vote.

i)

The Technical Committee may also meet and its agreement shall be valid, when the totality of its members or their respective alternates are present, without the requirement of a previous call, and its resolutions shall be considered in the terms provided on subparagraph h) above.

j)

The Technical Committee, without actually meeting, may issue resolutions by the total agreement of its members, provided that such resolutions are confirmed in writing by the totality of its members or their respective alternates.

k)

Of each meeting of the Technical Committee, a minute shall be drawn up and signed by the president and the secretary of the Technical Committee, and shall establish in a book that shall be held under Trustee’s responsibility and a copy of such minute shall be sent to the members of the Committee.

l)	The decisions made by the Technical Committee shall be notified in writing to the Trustee, by the secretary of the Technical Committee, for the duly compliance of the corresponding.

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m)

Additionally to the meetings of the Technical Committee , the Founders-Beneficiaries shall meet once a year, prior notice sent to the president, the secretary of the Technical Committee or the Trustee at the president’s or secretary’s request or at the request of at least by 3 (three) of its members, with at least 7 (seven) business days prior to the date of the meeting. The notice shall be sent to the Founders-Beneficiaries, to the domiciles appointed by them. In this meeting, additionally to any other matter that requires to be discussed, the president of the Technical Committee shall inform of the most relevant operation and strategy issues of FEMSA. The Founders-Beneficiaries also may meet for the purposes provided in this section, when the totality of them are present, without the requirement of a previous call.

EIGHTH: INCORPORATION OF OTHER FOUNDERS-BENEFICIARIES. Any owner of Series “B” shares issued by FEMSA, may request to the Technical Committee to be a part of and join this Trust, and in the event of being accepted by such Technical Committee with the vote in favor of the members of the Committee that represent at least 75% of the Trusted Shares and that include at least the Trusted Shares of three members of the Technical Committee, contributes to include in the Trust, in the account directed by the Trustee, acquiring the character of Founder-Beneficiary.

Once approved the incorporation of the third party, the Technical Committee shall notify such party and the Trustee, that prior to the deposit of the shares of FEMSA that desires to contribute to the Trust, the third party and the Trustee execute an adhesion agreement to this trust, in the terms and conditions set forth as Exhibit 4 hereof.

NINTH: WITHDRAWAL OF TRUSTED SHARES. Any Founder-Beneficiary shall have the right to request to the Trustee the withdrawal of its Trusted Shares, without following the rules mentioned in article sixth of this Trust, due to the following:

a)	If FEMSA looses control of FEMSA Cerveza, S.A. de C.V. and Coca-Cola FEMSA, S.A. de C.V.

b)

If said Founder-Beneficiary proves through an arbitration award, that the rights of first refusal and right to vote of such Founder-Beneficiary, mentioned in articles sixth and seventh paragraph h) of this Trust, have been violated by other Founder-Beneficiary or Founders-Beneficiaries. The Founders-Beneficiaries agree that the disagreements derived from this article ninth paragraph b) shall be definitively resolved according to the Rules of Arbitration of the Centro de Arbitraje de México (CAM), by one or more arbitrators appointed according to such Rules. The place for the arbitration shall be Mexico City and the arbitration shall be on the Spanish language. The law applicable shall be Mexico and each part of the arbitration shall pay the corresponding expenses.

TENTH. INDEMNIFICATION IN THE EVENT OF DISPOSSESSION. The Founders-Beneficiaries shall indemnify in the event of dispossession in the terms and conditions

14

according to law with respect to the assets and rights that form part of the net worth of this trust.

When the Trustee, in compliance with the purposes of this Trust, transfers in whole or in part the trusted assets, t Founder-Beneficiaries or the Founders-Beneficiaries which rights have been transferred, shall indemnify in the event of dispossession in the terms and conditions according to law, empowered in this act to the Trustee to be obliged in such terms and conditions before the person or entity to whom in accordance to this agreement transfers, in whole or part of its or their net worth.

ELEVENTH. TRUSTEE’S RIGHTS. The Trustee shall maintain ownership, conserve, manage and have custody the assets subject of the Trust’s net worth, with all the rights and obligations mentioned in article 391 of the Ley General de Títulos y Operaciones de Crédito, as well, Trustee shall have all the rights expressly conferred by this instrument and those that are necessary for the compliance of the purposes of this Trust.

TWELFTH. TERM OF THE TRUST. This trust is irrevocable, for a term that will conclude on May 31st, 2013, date in which this Trust will be concluded. The Trust may be renewed by additional periods of 5 years, if the totality of the members of the Technical Committee agree so in writing and such amendment is formalized in accordance with article twenty-two of this document. In the event of termination of this Trust, the process mentioned on article fourth, paragraph k), shall be followed.

THIRTEENTH. DEFENSE OF THE TRUSTED NET WORTH. The Trustee shall not be responsible for acts, facts or omissions of the parties or third parties that impede or complicate the performance of the purposes of this Trust.

The Trustee shall not be obliged to defend the assets of this trust by itself, being obliged only to grant the necessary power or powers in favor of the person or persons that the Technical Committee appoints in writing for them to procure the caution, conservation or defense of the trusted net worth.

When the Trustee receives any notice of any lawsuit, injunction and any notice related to the net worth of this trust, shall notify in writing to the Technical Committee not later than the following business day of which the corresponding notice was received.

The Technical Committee shall instruct in writing to the Trustee, not later than the following date of which the corresponding notice was received, in order for the latter to grant the necessary powers to the person or persons that are appointed in accordance with the second paragraph of this article.

The Trustee shall not be responsible for the performance of the representatives, nor for the payment of their fees, costs, expenses or any other cost derived from the respective judgments, which in all events shall be charged to the Founders-Beneficiaries, establishing that the Technical Committee may instruct to the Trustee in order for the expenses originated from the corresponding judgment be charged against the assets of the Trust, to the extent possible.

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In all powers granted by the Trustee in accordance to this article, shall include the abovementioned paragraph.

FOURTEENTH. TAXES. This trust in not to be considered a transfer for purposes of fiscal issues, in the terms and conditions of sub-paragraph b) of paragraph V of article 14 of the Tax Code of the Mexican Federation, by virtue that the Founders-Beneficiaries of reserve the right to acquire again the net worth of the Trust in terms and conditions of this agreement.

In the event that in compliance of the purposes of this agreement, be made the total or partial transfer of the Trusted Shares in favor of certain third party, it shall be subject to the applicable tax law.

All the taxes that may derive in occasion of the performance of the purposes of this Trust, shall be charged to the Founders-Beneficiaries, in their corresponding proportion, who assume the obligation to pay them directly and without the intervention of the Trustee.

FIFTEENTH. TAX OBLIGATIONS. For the purposes of the performance of he tax obligations, during the term of this Trust o as consequence of the execution acts of such Trust, it shall be subject to the corresponding tax provisions, provided that the Trustee shall act at any time regarding the performance of the tax obligations, in accordance with the instructions of the Founders-Beneficiaries, by which it shall assume any responsibility to that effect.

SIXTEENTH. EXPENSES. All the expenses originated by the execution of this Trust, as well as the costs and expenses incurred by the management and operation of said Trust, shall be charged to the net worth of the Trust. Trustee in any event shall not have the obligation to make any payment from its net worth to cover such expenses, but shall give notice to the Founders-Beneficiaries of the necessity of such, in order to be provided of the sufficient funds duly in advance for they to cover such expenses, costs, rights and taxes. If after such notice, Trustee does not have sufficient funds or is not provided with such funds, Trustee will not assume any responsibility that may result by the lack of payment of such expenses, costs, rights and taxes.

SEVENTEENTH. SUBSTITUTION OF TRUSTEE. Subject to the content of the following paragraphs, Trustee may terminate its performance in the events permitted by law and may be substituted by agreement of the Technical Committee.

If the Trustee does not perform as Trustee in accordance with this agreement, due to a termination according to the aforementioned paragraph, the Trustee shall prepare bank statements and if applicable, balance sheets and related accounts with respect to the Trust’s net worth, same that shall be delivered to the Technical Committee, during the fifteen (15) calendar days following such termination. It is understood that they shall have fifteen (15) calendar days to examine and object such bank statements and if applicable, the balance sheets and related accounts from the date of reception; after

16

such period has concluded without any objection or observation, the accounts shall be considered approved.

Notwithstanding the aforementioned, the Trustee shall continue as Trustee in accordance with this agreement until a substitute trustee has been appointed and such substitute trustee has accepted such appointment.

The substitute trustee shall have the same rights and obligations that the Trustee under this agreement and shall be the Trustee for the purposes established on this Agreement.

EIGHTEENTH. ACCOUNTS PRESENTATION AND JUSTIFICATION. The Trustee shall inform in writing in a monthly basis to the Founders-Beneficiaries the condition of the Trust’s net worth.

The Founders-Beneficiaries shall have a term of 15 (fifteen) days following the reception of the information delivered by the Trustee, for purposes of examination and to make the observations that are deemed appropriate, and once such term is concluded without any observations, the information shall be deemed implicitly approved and in consequence the Trustee shall be released from any liability for its actions in this Trust.

NINETEENTH. FEES. For its participation in this agreement, Trustee shall receive for concept of fees the following amounts:

a)             Fees for acceptance of the position of Trustee: The amount of $50,000.00 (pesos 00/100 Mexican Currency), plus the corresponding Value Added Tax (VAT), payable in one installment at the execution of the corresponding trustfund agreement.

b)            Trustee Management Fees: The amount of $200,000.00 (two hundred thousand pesos 00/100 Mexican Currency) annually, plus the corresponding Value Added Tax (VAT), payable by semester in advance.

c)             Fees for Amendments to the Trust: The amount of $5,000.00 (five thousand pesos 00/100 Mexican Currency), plus the corresponding Value Added Tax (VAT), in each amendment. Amendments shall be understood, as the events in which it is required the subscription of amendment agreements, without said agreements being beyond the purposes originally agreed.

d)            Fees for granting powers: The amount of $2,500.00 (two thousand and five hundred pesos 00/100 Mexican Currency), plus the corresponding Value Added Tax (VAT).

e)             Fees for public and private documents in which Trustee participates: The amount of $2,500.00 (two thousand and five hundred pesos 00/100 Mexican Currency), plus the corresponding Value Added Tax (VAT).

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f) All the expenses derived from the banking or financial services provided by reason of the operation of the Trust, shall be borne by the Trust’s net worth, according to the effective fees of the institutions with which said financial services are hired.

The Founders-Beneficiaries agree that all the trusted fees, expenses, rights, taxes, commissions, notary fees and any other concept of the same nature, generated by the incorporation, management and termination of the Trust, shall be covered proportionately by the Founders-Beneficiaries or in lack of the aforementioned, with charge to the Trust’s net worth.

The Founders-Beneficiaries through the execution of the Trust expressly grant its agreement and authorization that in the event of default of payment of fees from Trustee, the latter to proceed according to the following:

A)         Not to accept any instruction with respect to the Trust until the fees are totally paid, without responsibility to Trustee for not complying with the purposes of the Trust or for possible damages, losses or inconveniences that arise as consequence of not complying with such purposes, reason why the Founders-Beneficiaries release Trustee from any responsibility and assume it personally.

B)         If the default in payment of fees persists for 6 (six) calendar months the parties agree to consider such default for purposes of this Trust, as serious cause for the Trustee to excuse and resign its post before a Judge of First Instance, requesting the appointment of other institution for its substitution or, the termination of the Trust in accordance with article 391 and 385 of the Ley General de Títulos y Operaciones de Crédito, without waving its right to any action that may be exercised by Trustee for the collection of the pending fees.

TWENTIETH. RESTRICTIONS REGARDING PRIVILEGED INFORMATION. The Founders-Beneficiaries and the persons attending the meetings of the Technical Committee shall abstain to perform, directly or indirectly, operations on its own or third parties’ benefit, or inform or provide recommendations to third parties for operations with any type of securities issued by FEMSA or its subsidiaries, which price may be influenced by privileged information they may posses, in as much this is not known by the public, reason why they are subject to the rules mentioned for this purpose in the “Guías para Funcionarios de Fomento Económico Mexicano, S.A. de C.V. y Subsidiarias en Materia de Información Privilegiada y Compra-Venta de Acciones y otros Valores”.

TWENTY-FIRST. DOMICILES AND NOTICES. The notices that shall be given under this Agreement shall always be in writing and delivered to the corresponding domiciles via fax, telegram, courier with acknowledgement of receipt or by personal delivery, or any other form which ensures the delivery to the addressee.

For purposes of this Agreement, the parties designate the following domiciles:

Founders-Beneficiaries

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The one stated by each of these in the present document or in the assignment or adhesion contracts.

Trustee
Torre Comercial America
Ave. Batallon de San Patricio 111-1202
Col. Valle Oriente
San Pedro Garza Garcia, N.L. 66269

TWENTY-SECOND. AMENDMENTS. The parties agree that any amendment to the present Trust shall be in writing and fulfill legal formalities required and will come into effect only when agreed upon by the Trustee and by each of the Founders-Beneficiaries.

TWENTY-THIRD. JURISDICTION. For matters regarding the present agreement, the parties hereby express their governance by the federal laws applicable in the United Mexican States, as well as the jurisdiction of the courts in the City of Monterrey, Nuevo León, waving the corresponding jurisdiction according to present and future domiciles, except as determined by the article ninth.

IN WITNESS WHEREOF, the parties enter into the present agreement, by their own right and through their legal representatives. Accordingly understanding its value and legal consequences, it is executed in the city of Monterrey, Nuevo Leon as of August 8, 2005.

“TRUSTEE”

BANCO INVEX, S.A. INSTITUCIÓN DE BANCA MÚLTIPLE,

INVEX GRUPO FINANCIERO, FIDUCIARIO

_________________________________

LUIS ENRIQUE ESTRADA RIVERO

TRUSTEE DELEGATE

_________________________________

ALFONSO HENKEL HERNANDEZ

TRUSTEE DELEGATE

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Signature page for the First Amendment to the Irrevocable Trust Agreement No. 463, executed with Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee.

EUGENIO GARZA LAGÜERA	__________________________

Av. San Jerónimo No. 800

Col. San Jerónimo

Monterrey, N.L. 64640

EVA GONDA RIVERA	__________________________

Av. San Jerónimo No. 800

Col. San Jerónimo

Monterrey, N.L. 64640

EVA MARIA GARZA LAGÜERA GONDA	__________________________

Av. San Jerónimo No. 800

Col. San Jerónimo

Monterrey, N.L. 64640

BARBARA GARZA LAGÜERAGONDA	__________________________

Av. San Jerónimo No. 800

Col. San Jerónimo

Monterrey, N.L. 64640

MARIANA GARZA LAGÜERA GONDA	__________________________

Av. San Jerónimo No. 800

Col. San Jerónimo

Monterrey, N.L. 64640

PAULINA GARZA LAGÜERA GONDA	__________________________

Av. San Jerónimo No. 800

Col. San Jerónimo

Monterrey, N.L. 64640

INVERSIONES BURSATILES INDUSTRIALES,

S.A. DE C.V.	__________________________

Ave. San Jerónimo No. 800

Col. San Jerónimo

Monterrey, N.L. 64640

20

Signature page for the First Amendment to the Irrevocable Trust Agreement No. 463, executed with Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee.

CONSUELO GARZA LAGÜERA DE GARZA	__________________________

Privada Tamazunchale No 220

Col. Del Valle

San Pedro Garza García, N.L. 66220

ALFONSO GARZA GARZA	__________________________

Rio Vistula No 210

Col. Del Valle

San PedroGarza García, N.L. 66220

PATRICIO GARZA GARZA	__________________________

Rio Vistula No 212

Col. Del Valle

San Pedro Garza García, N.L. 66220

JUAN CARLOS GARZA GARZA	__________________________

Río Volga No. 316 Pte

Col. Del Valle,

San Pedro Garza García, N.L. 66220

EDUARDO GARZA GARZA	__________________________

Río Vistula No. 204

Col. Del Valle

San Pedro Garza García, N.L. 66220

ALEPAGE, S.A.	__________________________

Privada Tamazunchale No. 220

Col. Del Valle

San Pedro Garza García, N.L. 66220.

21

Signature page for the First Amendment to the Irrevocable Trust Agreement No. 463, executed with Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee.

ALBERTO BAILLERES GONZALEZ	__________________________

Av. Moliere No. 222, Piso 6

Col. Los Morales Sección Palmas

Delegación Miguel Hidalgo

México, D.F. 11540

MARIA TERESA GUAL ASPE. DE BAILLERES	__________________________

Av. Moliere No. 222, Piso 6

Col. Los Morales Sección Palmas

Delegación Miguel Hidalgo

México, D.F. 11540

CORBAL, S.A. DE C.V.	__________________________

Av. Moliere No. 222, Piso 8

Col. Los Morales Sección Palmas

Delegación Miguel Hidalgo

México, D.F. 11540

BBVA BANCOMER SERVICIOS, S.A.

FIDEICOMISO F/29490-0	__________________________

Ave. Universidad 1200

Col. Xoco

Delegación Benito Juárez

México, D.F. 03339

22

Signature page for the First Amendment to the Irrevocable Trust Agreement No. 463, executed with Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee.

FRANCA SERVICIOS, S.A. DE C.V.	__________________________

Padre Mier Ote 336 Altos

Monterrey, N.L. 64000

BBVA BANCOMER SERVICIOS, S.A.

FIDEICOMISO F/29013-0	__________________________

Ave. Vasconcelos 101 Ote

Col. Residencial San Agustín

San Pedro Garza García, N.L. 66260

23

Signature page for the First Amendment to the Irrevocable Trust Agreement No. 463, executed with Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee.

MAX MICHEL SUBERVILLE	__________________________

Córdoba No. 16 Col. Roma,

México, D.F. 06700

BBVA BANCOMER SERVICIOS, S.A.

FIDEICOMISO F/25078-7	__________________________

Ave. Universidad 1200

Col. Xoco

Delegación Benito Juárez

México, D.F. 03339

24

Signature page for the First Amendment to the Irrevocable Trust Agreement No. 463, executed with Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee.

RENEE MICHEL DE GUICHARD	__________________________

Plásticos 28

Col. San Francisco Cuautlalpan

Naucalpan Estado de México 53569

MIGUEL GUICHARD MICHEL	__________________________

Plásticos 28

Col. San Francisco Cuautlalpan

Naucalpan Estado de México 53569

GRACIANO GUICHARD MICHEL	__________________________

Plásticos 28

Col. San Francisco Cuautlalpan

Naucalpan Estado de México 53569

JUAN GUICHARD MICHEL	__________________________

Plásticos 28

Col. San Francisco Cuautlalpan

Naucalpan Estado de México 53569

MAGDALENA GUICHARD MICHEL	__________________________

Plásticos 28

Col. San Francisco Cuautlalpan

Naucalpan Estado de México 53569

RENE GUICHARD MICHEL	__________________________

Plásticos 28

Col. San Francisco Cuautlalpan

Naucalpan Estado de México 53569

25

Signature page for the First Amendment to the Irrevocable Trust Agreement No. 463, executed with Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee.

MAGDALENA MICHEL DE DAVID	__________________________

Horacio 124-901

Colonia Polanco

México, D.F. 11560

MONIQUE DAVID DE VAN LATHEM	__________________________

Horacio 124-901

Colonia Polanco

México, D.F. 11560

JUAN DAVID MICHEL	__________________________

Horacio 124-901

Colonia Polanco

México, D.F. 11560

MAX DAVID	MICHEL	__________________________

Horacio 124-901

Colonia Polanco

México, D.F. 11560

26

Exhibit 1

Copy of the Original Trust

[Filed as Exhibit No. 1 to Amendment No. 2 to the Schedule 13D filed on March 26, 2004 (File No. 005-54705)]

27

Exhibit 2

Substitution of Trustee Agreement with respect to the Original Trust

28

Exhibit 3

FEMSA Shares that initially integrated the Trust’s net worth

Shareholder	No. of Units
"B"
EUGENIO GARZA LAGUERA	121,603,116
EVA GONDA RIVERA	23,146,051
EVA MARIA GARZA LAGÜERA GONDA	23,146,051
BARBARA GARZA LAGÜERA GONDA	23,146,051
PAULINA GARZA LAGÜERA GONDA	23,146,051
MARIANA GARZA LAGÜERA GONDA	23,146,051
INVERSIONES BURSÁTILES INDUSTRIALES	21,276

BBVA Bancomer Servicios Fideicomiso 29013-0	15,679,330
FRANCIA SERVICIOS, S.A. DE C.V.	62,800,649

ALBERTO BAILLERES GONZALEZ	20,920,826
MARIA TERESA GUAL ASPE. DE BAILLERES	72,802
BBVA Bancomer Servicios Fideicomiso 29490-0	32,507,355
CORBAL, S.A. DE C.V.	768,070

ALEPAGE, S.A.	16,006
CONSUELO GARZA LAGÜERA DE GARZA	23,328,996
ALFONSO GARZA GARZA	16,590
PATRICIO GARZA GARZA	16,590
JUAN CARLOS GARZA GARZA	16,590
EDUARDO GARZA GARZA	16,590
EUGENIO GARZA GARZA	1,860

MAX MICHEL SUBERVILLE	3,740,390
BBVA Bancomer Servicios Fideicomiso 25078-7	17,214,927

RENEE MICHEL DE GUICHARD	1,052,099
MAGDALENA GUICHARD MICHEL	1,681,300
RENE GUICHARD MICHEL	1,681,300
JUAN GUICHARD MICHEL	1,676,300
GRACIANO GUICHARD MICHEL	1,611,300
MIGUEL GUICHARD MICHEL	1,681,300

MAGDALENA MICHEL DE DAVID	1,911,422
MONIQUE DAVID DE VAN-LATHEM	2,760,738
JUAN DAVID MICHEL	2,760,738
MAX DAVID MICHEL	2,760,738

TOTAL	434,049,453

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Exhibit 4

Joinder Agreement

AGREEMENT ENTERED BY _______________________, AND BANCO INVEX, S.A., INSTITUCION DE BANCA MULTIPLE, INVEX GRUPO FINANCIERO, FIDUCIARIO, HEREINAFTER REFERRED TO AS THE TRUSTEE, REPRESENTED BY _____________________, UNDER THE FOLLOWING:

STATEMENTS

I.	Mr. ____________ hereby states that:

a)	It is the owner of ___________ SHARES Series ________, common, nominative, fully paid, without par value of FOMENTO ECONOMICO MEXICANO, S.A. DE C.V. (“FEMSA”).

b)

It is aware of the existence and knows the terms and conditions of a Trust Agreement, registered under Number ___, whose assets are formed by FEMSA shares, and wishes to participate in such Trust as a Founder-Beneficiary, and acknowledges that the execution of this agreement is a condition to join such Trust.

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II.         Trustee hereby states that it is executing this agreement upon the request of the Technical Committee of the Trust, and further to the terms of the Trust.

CLAUSES:

FIRST: Mr. __________ hereby affects _________ SHARES that he owns, issued by FEMSA, for purposes of the Trust number ____, and hereby acquires the position of Founder Beneficiary of such Trust, and, consequently, assumes the rights and obligations set forth in the Trust with respect to such SHARES.

SECOND: Trustee hereby receives ___________ SHARES, issued by FEMSA, which are affected to the Trust number ________, and receives trust property of such shares.

THIRD: Mr. ______________ designates as his address for notices purposes the one located at ____________________________, and hereby agrees to notify Trustee of any address change within __ days of such change.

IN WITNESS WHEREOF, the parties along with the witnesses identified below, execute this agreement in the city of Monterrey, N.L. as of ____________, 200_.

31

TRUSTEE BANCO INVEX, S.A., INSTITUCION DE BANCA MULTIPLE, INVEX GRUPO FINANCIERO
By: _______________________	By: ______________________

32

Exhibit 5

Groups of	Member of Technic Comitte	Number of Shares

Trustor Trustees	and Substitute	Starting/Starting votes

<
/TD>
Group 1

EUGENIO GARZA LAGUERA	EVA MARIA GARZA LAGÜERA GONDA
EVA GONDA RIVERA	JOSE ANTONIO FERNÁNDEZ
EVA MARIA GARZA LAGÜERA GONDA
BARBARA GARZA LAGÜERA GONDA
PAULINA GARZA LAGÜERA GONDA
MARIANA GARZA LAGÜERA GONDA
INVERSIONES BURSÁTILES INDUSTRIALES		237,354,647

Group 2

BBVA BANCOMER SERVICIOS, S.A. (Fid.29013-0)	FRANCISCO JOSE CALDERON ROJAS
FRANCA SERVICIOS, S.A. DE C.V.	JOSE CALDERON ROJAS	78,479,979

Group 3

ALBERTO BAILLERES GONZALEZ	ALBERTO BAILLERES GONZALEZ
MARIA TERESA GUAL ASPE DE BAILLERES	ARTURO MANUEL FERNÁNDEZ PEREZ
BBVA BANCOMER SERVICIOS, S.A. (FIDEICOMISO 29490-0)
CORBAL, S.A. DE C.V.		54,269,053

Group 4

ALEPAGE, S.A.	CONSUELO GARZA LAGUERA DE GARZA
CONSUELO GARZA LAGÜERA DE GARZA	ALFONSO GARZA GARZA
ALFONSO GARZA GARZA
PATRICIO GARZA GARZA
JUAN CARLOS GARZA GARZA
EDUARDO GARZA GARZA		23,413,222

Group 5

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MAX MICHEL SUBERVILLE	MAX MICHEL SUBERVILLE
BBVA Bancomer Servicios, S.A. Fideicomiso 25078-7)	MAX MICHEL GONZALEZ	20,955,317

Group 6

RENEE MICHEL DE GUICHARD	JUAN GUICHARD MICHEL
MAGDALENA GUICHARD MICHEL	GRACIANO GUICHARD MICHEL
RENE GUICHARD MICHEL
JUAN GUICHARD MICHEL
GRACIANO GUICHARD MICHEL
MIGUEL GUICHARD MICHEL		9,383,599

Group 7

MAGDALENA MICHEL DE DAVID	JUAN DAVID MICHEL
MONIQUE DAVID DE VAN-LATHEM	MAX DAVID MICHEL
JUAN DAVID MICHEL
MAX DAVID MICHEL		10,193,636

34